Exhibit 99.1

PROXY CARD                                                            PROXY CARD

                                   PHAZAR CORP

           This proxy is solicited on behalf of the Board of Directors
      For the Special Meeting of Shareholders to be held on November 30, 2004

      The undersigned appoints Gary W. Havener and Clark D. Wraight, or any one of them, proxies for the undersigned, each with full power of substitution, to attend the Special Meeting of Shareholders of PHAZAR CORP, to be held on November 30, 2004 at 9:30 a.m. Central Time, and at any adjournments or postponements of the Special Meeting, and to vote as specified in this Proxy all the Common Shares of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR a proposal to approve and adopt the agreement and plan of merger, dated as of October 30, 2003, as amended, among PHAZAR CORP, YDI Wireless Inc., and Stun Acquisition Corporation, a wholly owned subsidiary of YDI and FOR a proposal to grant PHAZAR CORP's management the discretionary authority to adjourn the special meeting to a date or dates not later than December 31, 2004, if necessary to enable PHAZAR's board of directors to solicit additional proxies in favor of the merger.

      The Board of Directors recommends a vote FOR a proposal to approve and adopt the agreement and plan of merger, dated as of October 30, 2003, as amended, among PHAZAR CORP, YDI Wireless Inc., and Stun Acquisition Corporation, a wholly owned subsidiary of YDI and FOR a proposal to grant PHAZAR CORP's management the discretionary authority to adjourn the special meeting to a date or dates not later than December 31, 2004, if necessary to enable PHAZAR's board of directors to solicit additional proxies in favor of the merger.


  YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE
           SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                  (Continued and to be signed on reverse side.)


















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                                   PHAZAR CORP
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

                                                For        Against     Abstain
1.   A proposal to approve and adopt the
     agreement and plan of merger, dated
     as of October 30, 2003, as amended, among PHAZAR
     CORP, YDI Wireless Inc., and Stun
     Acquisition Corporation.

2.   A proposal to grant PHAZAR CORP's
     management the discretionary authority
     to adjourn the special meeting to a
     date or dates not later than December 31, 2004, if necessary to enable PHAZAR's board of directors to solicit additional proxies in favor of the merger.

     The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and of the Proxy Statement/Prospectus.

                                  Dated:                             , 200_.
                                        -----------------------------

                       Signature(s)_______________________________________


                                   _______________________________________
                                   Please sign exactly as your name appears.
                                   Joint owners should each sign personally.
                                   Where applicable, indicate your official position or representation capacity.


                    --------- FOLD AND DETACH HERE ---------

                             YOUR VOTE IS IMPORTANT!


               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.